Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and between BigBear.ai, LLC, a Delaware limited liability company (referred to throughout this Agreement as “Employer” or the “Company”) and Norman Laudermilch (“Employee”). The term “Party” or “Parties” as used herein shall refer to Employer, Employee, or both, as may be appropriate.

1 Last Day of Employment. Employee’s last day of employment with Employer will be February 21, 2024 (“Separation Date”). This Agreement is invalid if signed by Employee prior to the Separation Date.

2 Separation/Consideration. In consideration for Employee’s execution of, non-revocation of, and compliance with the terms of this Agreement, Employer and Employee agree as follows:

(a) Employee’s employment as Chief Operating Officer, as well as from all other officer, director, and employment positions that Employee held at or through the Company, and any of its parents, subsidiaries, or affiliates, ceased effective as of the Separation Date. Except as approved by the Company’s General Counsel in writing, Employee agrees not to hold himself out as a current partner, member, director, officer, or employee of, or as otherwise currently affiliated with the Company (including on social media) after the Separation Date. Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing.

(b) Regardless of whether Employee executes this Agreement, the Company shall timely pay to Employee, minus applicable taxes, withholdings and authorized or required deductions: (i) all earned, but unpaid, wages and accrued, but unused, vacation time earned in accordance with applicable law and Company policy through the Separation Date; (ii) any unpaid business expenses, due to Employee under the Company’s policies, provided that Employee must submit for reimbursement any outstanding business-related expenses within ten (10) days following the Separation Date; and (iii) if applicable, a refund of all ESPP deductions taken during the current offering period as part of the Company’s Employee Stock Purchase Program that have not been used to purchase shares as of the Separation Date.

(c) Employee will receive under separate cover information regarding Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”). Employee acknowledges that Employee should review the COBRA notice and election forms carefully to understand Employee’s rights and obligations to make timely elections, provide timely notification and make timely premium payments. Except as to any vested benefits or as otherwise provided herein or required under applicable law, Employee’s right to, and participation in, medical, dental and vision plans as an employee shall terminate as of the last day of the month that includes the Separation Date, in accordance with the specific terms of each plan.

(d) Separation Pay and Benefits. In exchange for Employee’s execution of, non-revocation of, and compliance with the terms of this Agreement at all times, the Company shall pay to Employee (i) a lump sum payment of Two Hundred Twelve Thousand Five Hundred Dollars ($212,500.00), less all applicable taxes, withholdings and authorized or required deductions, the “Separation Payment,” to be paid on the second regularly scheduled Company payroll date following Employer’s receipt of this Agreement signed by Employee, and (ii) a lump sum payment of $5,688.00, less all applicable taxes, withholdings and authorized or required deductions, which represents the cost of Employer’s share of health and welfare premiums for plans in which employee was enrolled as of the Separation Date for a period of three (3) months, to be paid on the second regularly scheduled Company payroll date following Employer’s receipt of this Agreement signed by Employee.

Company will accelerate 77,073 of Employee’s RSUs, (representing 35% of Employee’s base salary, calculated based on the closing price of the Company’s shares on the Separation Date). These shares shall be available in Employee’s E*Trade account within two weeks following Employer’s receipt of this Agreement signed by Employee.

The payments under this Section 2 are not earnings or wages under any Company 401(k) plan.

Employer will maintain Employee’s Top Secret Security Clearance within the Employer’s Defense Information System for Security (DISS) portal for up to 60 days. The Employee’s status will be “inactive” in DISS for purposes of attending classified meetings. Should the Employee find new employment prior to 60 days, the Employee will notify the Employer so the Employer can release the Employee from the account.

3 No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph 2 above, except for Employee’s timely execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

4 Forfeiture of Unvested Awards. Employee acknowledges and agrees that in accordance with the BigBear.ai Holdings, Inc. Long Term Incentive Plan that unless otherwise provided in this Agreement, all equity awards (including any RSUs, Stock Options, PSUs in BigBear.ai Holdings, Inc. and/or profits interests in BBAI Ultimate Holdings, LLC) that have not vested by the Separation Date are forfeited.

5 Continuing Obligations. Employee hereby reaffirms Employee’s obligations under the Participation Agreement, Executive Severance Plan, Code of Conduct, Non-Solicitation Agreement, and Employee Non-Disclosure and Intellectual Property Assignment Agreement and agrees to comply at all times with Employee’s post-employment obligations (including, for the avoidance of doubt, all non-competition, non-solicitation, continued cooperation (especially as it relates to the Terran Orbital dispute) and similar obligations set forth in such agreements).

6 General Release, Claims Not Released and Related Provisions.

(a) General Release of All Claims. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharge Employer, its direct and indirect parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, professional employment organizations, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, alleged violation of the following, as amended: Title VII of the Civil Rights Act of 1964;Sections 1981 through 1988 of Title 42 of the United States Code; The Age Discrimination in Employment Act of 1967; The Older Workers’ Benefit Protection Act of 1990; The Americans with Disabilities Act of 1990; The Worker Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Genetic Information Nondiscrimination Act of 2008; The Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA); any other federal, state or local law, rule, regulation, or ordinance; any claims sounding in tort, contract (express or implied); claims for wrongful discharge, harassment of any kind, vacation or sick leave pay, intentional or negligent infliction of emotional distress, any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters and any and all claims under the Virginia Human Rights Act (VHRA), the Virginians with Disabilities Act (VDA), the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act (VOSH), the Virginia Fraud Against Taxpayers Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Fraud and Abuse Whistleblower Protection Act, the Virginia Right-to-Work Law, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. In addition, Employee acknowledges that by signing this Agreement, Employee is also waiving his rights under any state or local laws in any of the other states in which Employee may have worked for the Company during his employment. A list of the various state and local laws is set forth in Exhibit A attached to this Agreement.

(b) Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under Employer’s qualified retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and (iv) enforce this Agreement.

(c) Covenant Not to Sue. A “covenant not to sue” is a legal term which means Employee promises not to file a lawsuit in court. It is different from the General Release of All Claims covered above. Besides waiving and releasing the claims set forth above in the General Release paragraph, Employee further agrees never to sue any of the Releasees in any forum for any reason covered by the General Release paragraph. If Employee sues any of the Releasees in any forum for any reason covered by the General Release paragraph, Employee shall be liable for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Notwithstanding this Covenant Not to Sue, Employee may bring a claim against Employer to enforce this Agreement.

(d) Governmental Agencies. Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality, non-disparagement, affirmations, cooperation, and return of property clauses, prohibits Employee from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission and/or the Occupational Safety and Health Administration. Employee is not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.

(e) Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

7 Acknowledgments and Affirmations.

(a) Employee confirms that prior to the execution of this Agreement, Employee has not revealed its terms to any third parties. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, attorneys and/or to any federal, state or local government agency. Nothing in this Agreement has the purpose or effect of preventing Employee from making truthful disclosures about alleged unlawful conduct.

(b) Employee confirms that Employee has not made any claims or allegations to the Employer related to sexual harassment, sex discrimination, or sexual assault, and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, or sexual assault;

(c) Employee confirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer. Nothing in this Agreement or these affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.

(d) Employee also affirms that, other than amounts payable pursuant to Section 2(b), Employee has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Employee signs this Agreement and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment for which Employee has sought reimbursement in accordance with applicable company policies. Employee further confirms that Employee has submitted expense reports for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment through the Separation Date. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.

(e) Employee further affirms that Employee has no known workplace injuries or occupational diseases.

(f) Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against Employer for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(g) Employee and Employer acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.

8 Return of Property.

(a) Except as provided otherwise in this Agreement or by law, Employee affirms that Employee has returned, without copying or otherwise reproducing, all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control.

(b) Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

9 Governing Law and Interpretation. This Agreement shall be governed by and conformed to laws of the Commonwealth of Virginia without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10 Arbitration Agreement. Any and all disputes, controversy or claim arising from this Agreement, or its enforcement, Employee’s employment or termination thereof shall be submitted to final, binding and confidential arbitration to the fullest extent allowed and enforceable under applicable federal law except in cases relating to sexual assault or sexual harassment. Such arbitration shall be conducted on an individual basis and by a single arbitrator, administered by the American Arbitration Agreement (“AAA”) and in accordance with the AAA’s rules for arbitration of employment-related disputes. Employee and Employer hereby expressly waive any right to go to court, to have a trial by jury, and the right to participate in any class-action lawsuit or class-wide arbitration, or to participate in any multi-party, class or collective action or proceeding in which either Employer or Employee is a party. The arbitrator shall have exclusive authority to decide any issues relating to the making, validity, enforcement, or scope of this Agreement, arbitrability, defenses to arbitration including unconscionability, or the validity of any jury trial or class action waivers. The arbitrator must be an attorney in good standing. The cost of the arbitration shall be shared equally by the parties, but the arbitrator shall have the right to allocate costs in the final award. The arbitrator shall be authorized to award any or all remedies that Employee or Employer would be entitled to seek in a court of law. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction in which the claims would otherwise have been properly filed.

11 Non-Disparagement. The Employee agrees and covenants that he shall not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning any of the Employer’s products and services. The Employee agrees and covenants that he shall not make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory, or disparaging remarks, comments, or statements concerning the Employer, its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties. Employer agrees and covenants that none of its Section 16 Officers (“Officers”) shall make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory, or disparaging remarks, comments, or statements concerning Employee. It shall not be a violation of this Agreement for any Officers to make a statement substantially as follows with regard to the termination of Employee’s employment: “BigBear.ai and Norm Laudermilch have mutually agreed to separate, and effective immediately he is no longer an employee.” This Section does not in any way restrict or impede the Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) and the right to file unlawful labor practice (ULP) charges or participate, assist, or cooperate in ULP investigations and rights under the federal securities laws, including the right to report possible securities law violations to the SEC, without notice to the Employer, or Virginia law, disclosing or discussing allegations of sexual harassment or sexual assault to the extent that such rights cannot be waived by agreement. This Section also does not prevent the Employee from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

12 Confidentiality of Agreement. The Employee agrees and covenants that he shall not disclose any of the negotiations of or terms of, or the amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s spouse, domestic partner, attorneys, tax advisors, or as may be required by law. This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency requiring the disclosure of information regarding the negotiations or terms of this Agreement, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Company’s General Counsel at carolyn.blankenship@bigbear.ai. and by mail to the attention of the General Counsel at 6811 Benjamin Franklin Drive, Columbia, MD 21046.

13 Non-admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

14 Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

15 Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for the non-conflicting portions of any arbitration, intellectual property, noncompete, restrictive covenant, nonsolicitation, nondisclosure, or confidentiality agreements between Employer and Employee, which shall remain in full force and effect according to their terms. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

16 Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

YOU HAVE TWENTY-ONE (21) DAYS FROM THE DATE YOU RECEIVE THIS AGREEMENT TO CONSIDER ACCEPTING THIS OFFER. IF YOU CHOOSE NOT TO ACCEPT THE OFFER WITHIN SUCH PERIOD, IT SHOULD BE CONSIDERED WITHDRAWN. IF YOU ACCEPT THE OFFER AND SIGN THIS AGREEMENT YOU WILL THEN HAVE SEVEN (7) DAYS TO RECONSIDER AND REVOKE YOUR ACCEPTANCE, IF YOU CHOOSE. ANY REVOCATION MUST BE SUBMITTED BY YOU, IN WRITING, AND MAILED TO CAROLYN BLANKENSHIP, GENERAL COUNSEL BIGBEAR.AI, 6811 BENJAMIN FRANKLIN DRIVE, COLUMBIA, MD 21046 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS OF EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CONSIDERATION PERIOD.

EMPLOYEE FURTHER ACKNOWLEDGES THAT PRIOR TO SIGNING BELOW, HE HAS REVIEWED THE LIST OF STATES SET FORTH IN EXHIBIT A ATTACHED TO THIS AGREEMENT, AND UNDERSTANDS THAT HE IS WAIVING ALL RIGHTS UNDER THE LAWS OF THOSE STATES IN WHICH EMPLOYEE WAS EMPLOYED BY THE COMPANY DURING HIS EMPLOYMENT.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES OTHER THAN CLAIMS THAT CANNOT BE WAIVED.

WE ADVISE YOU TO TAKE TIME TO CONSIDER THE TERMS OF THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING IT.

Please indicate your understanding, acceptance, and approval of this letter agreement by signing your name and dating your signature where indicated below.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EMPLOYEE:		FOR THE COMPANY:

By:	/s/ Norm Laudermilch	By:	/s/ Brandy Jones
Vice President, Human Resources

Date:	February 21, 2024	Date:	February 21, 2024